EXHIBIT 10.1

AMENDMENT NO 2

TO

EXCLUSIVE PATENT LICENSE AGREEMENT

This instrument is Amendment No. 2 (this “Amendment”), dated as of June 30, 2011, to the Exclusive Patent License Agreement dated as of June 17, 2009 (the “License”) by and between M & R Development Inc., formerly known as American Power Group, Inc. (the “Licensor”), and GreenMan Technologies, Inc. (the “Licensee”). Terms used in this Amendment without definition which are defined in the License have the same meanings in this Amendment as in the License unless otherwise provided herein.

WHEREAS, the Licensor and the Licensee have previously entered into the License;

WHEREAS, the Licensor and the Licensee amended the License by a letter agreement dated as of April 11, 2011 which remains in full force and effect with this Amendment No. 2; and

WHEREAS, the Licensor and the Licensee now desire to further amend the License;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which the Parties hereby acknowledge, the Licensor and the Licensee, intending to be legally bound, hereby agree as follows:

1.     Section 3.2 of the License is hereby amended by deleting subsection (a) thereof, and replacing such subsection (a) with the following:

(a)     (i) ten percent (10%) of all Product and Product installation Net Sales until such time as the cumulative sum of all payments made to the Licensor pursuant to this Section 3.2 shall equal $15,000,000 (such time, the “Royalty Modification Date”); and (ii) thereafter, six percent (6%) of all additional Product and Product installation Net Sales until such time as the cumulative sum of all payments made to the Licensor pursuant to this Section 3.2 (including payments made pursuant to the preceding clause (i)) shall equal $36,000,000 (such time, the “Technology Transfer Date”).

2.     The following Section 3.6 is hereby added to the License, immediately following Section 3.5:

3.6     Termination of Royalty Payments. Notwithstanding any provision to the contrary in this License, the Licensor shall not be entitled to receive any royalties, Sublicense Income or other amounts under Section 3.2(a) through (e) in respect of any period after the earliest of (i) the termination of this License pursuant to Section 10 hereof, (ii) the Technology Transfer Date, or (iii) the closing of the purchase of the Technology Rights (as such term is defined in Section 3A.1) by the Licensee pursuant to Section 3A.3 or 3A.4.

3.     The following Section 3A is hereby added to the License, immediately following the new Section 3.6 thereof:

3A     CERTAIN RIGHTS

3A.1     No Transfers by Licensor Prior to Modification Date. The Licensor agrees that, at all times prior to the Royalty Modification Date neither it nor any of its stockholders, directors, officers or other representatives shall, directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to any sale, license, transfer or other disposition involving (x) the Patent Rights, any Technological Information or any other proprietary technology or information owned by Licensor and which relates in any way to the Patent Rights or the Technological Information (all of the foregoing, whether created prior to the date of this License or hereafter, the “Technology Rights”), or (y) a majority of the outstanding capital stock of the Licensor, or (ii) enter into any agreement, letter of intent or similar contract or commitment contemplating or otherwise relating to any such sale, license, transfer or other disposition of the Technology Rights or a majority of such outstanding capital stock.

3A.2      Transfer of Technology Rights to Licensee. The Licensor hereby assigns, irrevocably and unconditionally, to the fullest extent permitted by law under any interpretation of the relationship between the Parties, all of its right, title and interest in and to the Technology Rights, such assignment to be effective as of 5 p.m. Iowa time on the Technology Transfer Date, and subject only to the prior receipt by the Licensor of $36,000,000 in cumulative payments under Section 3.2 on or before the Technology Transfer Date. Promptly upon request by the Licensee and at the Licensee’s expense, at any time on or after the Technology Transfer Date, the Licensor shall execute and deliver to the Licensee, all bills of sale, patent applications, copyright registrations, assignments, agreements and other instruments and take such reasonable actions as the Licensee may deem helpful to fully vest good and marketable title to the Technology Rights in the Licensee, free and clear of all liens, encumbrances and other restrictions of any sort, or to evidence such vesting. If and only if the Licensor has received $36,000,000 in cumulative payments under section 3.2 on or before the Technology Transfer Date, and the Licensee is unable, after reasonable effort, to secure the Licensor’s signature on any such bill of sale, application, registration, assignment, agreement or other instrument, the Licensor hereby irrevocably designates and appoints the Licensee and its duly authorized representatives as the Licensor’s agent and attorney-in-fact to execute and/or file any such bill of sale, application, registration, assignment, agreement or other instrument and to do all other lawfully permitted acts to vest good and marketable title to the Technology Rights in the Licensee, free and clear of all liens, encumbrances and other restrictions of any sort, and to further the prosecution and issuance of letters patent, copyright registration and other forms of intellectual property protection with the same legal force and effect as if executed by the Licensor.

3A.3     Early Buy-Out Option. The Licensor hereby grants to the Licensee an exclusive option, exercisable in the Licensee’s sole discretion, to acquire good and marketable title to the Technology Rights (the “Early Buy-Out Option”) on the terms and conditions set forth in this Section 3A.3. The term of the Early Buy-Out Option shall commence on the Royalty Modification Date (and is subject to the prior receipt by the Licensor of $15,000,000 in cumulative payments under Section 3.2 on or before the Royalty Modification Date), and shall expire at 5 p.m. Iowa time on the first anniversary of the Royalty Modification Date (such period, the “Option Term”). The Early Buy-Out Option shall be exercisable by the Licensee’s delivery of written notice (the “Exercise Notice”) to the Licensor at any time during the Option Term. If the Licensee exercises the Early Buy-Out Option, then the Licensee shall purchase the Technology Rights from the Licensor for the sum of $17,500,000 (the “Purchase Price”). The closing of the transfer of the Technology Rights upon the exercise of the Early Buy-Out Option shall take place at the offices of the Licensee at 10:00 a.m. on the earlier of (x) the 30th day after the date of the Exercise Notice or (y) the last day of the Option Term, whichever comes first, or at such other place and time as the Parties may agree. At such closing, the Licensee shall pay the Purchase Price to the Licensor, by check or wire transfer, and the Licensor shall execute and deliver to the Licensee (i) all such bills of sale, patent applications, copyright registrations, assignments, agreements and other instruments as the Licensee may reasonably request to transfer good and marketable title to the Technology Rights to the Licensee, free and clear of all liens, encumbrances and other restrictions of any sort, together with (ii) any other document, affidavit, instrument, or agreement reasonably requested by the Licensee to consummate the transactions contemplated hereby or to certify the Licensee’s title to the Technology Rights.

3A.4     Right of Last Offer. In the event that (i) the Licensee does not exercise and close the Early Buy-Out Option during the Exercise Period, and (ii) at any time after the expiration of the Exercise Period the Licensee receives a written irrevocable and unconditional bona fide offer (the “Offer”) to acquire any or all of the Technology Rights which the Licensor wishes to accept, the Licensor shall deliver to the Licensee written notice (the “Offer Notice”) of the Offer, together with (x) a photocopy of the Offer, (y) the name and address of the proposed transferee and (z) a written statement of all other facts material to an understanding of the Offer. Licensee agrees not to disclose the Offer Notice, its terms, or the identity of the proposed transferee to any third party other than agents of Licensee with a need to know related to the Topping Right (as defined below), and not to initiate contact with the proposed transferee, except for the purpose of completing due diligence, until after the closing of the transfer of the Technology Rights. Upon receipt of the Offer Notice, the Licensee shall have the right (the “Topping Right”) to purchase all of the Technology Rights, such Topping Right to be exercisable by giving written notice of acceptance (the

“Acceptance Notice”) to the Licensor within 30 days after receipt of the Offer Notice. If the Licensee elects to purchase the Technology Rights, it shall be obligated to purchase, and the Licensor shall be obligated to sell to the Licensee, all Technology Rights at a price equal to 110% of the price indicated in the Offer Notice (irrespective of whether the Offer was for all or a portion of the Technology Rights) less the sum of all cumulative payments made to the Licensor pursuant to Section 3.2 on or before the date of the Acceptance Notice (the “Topping Price”), and otherwise on the same terms indicated in the Offer Notice; provided, however, that in the event that the Offer Notice provided that payment to the Licensor was to be made by the proposed transferee in a form other than cash or cash equivalents paid at the time of transfer, the Licensee shall have the option of paying such purchase price with cash or cash equivalents equal to the present value of 110% of the consideration described in the Offer Notice, as reasonably and mutually determined by the Licensee and the Licensor. The closing of the transfer of the Technology Rights pursuant to the exercise of the Topping Right shall take place at the offices of the Licensee at 10:00 a.m. on the 30th day after the date of the Acceptance Notice, or at such other place and time as the Parties may agree. At such closing, the Licensee shall pay the Topping Price to the Licensor, by check or wire transfer, and the Licensor shall execute and deliver to the Licensee (i) all such bills of sale, patent applications, copyright registrations, assignments, agreements and other instruments as the Licensee may reasonably request to transfer good and marketable title to the Technology Rights to the Licensee, free and clear of all liens, encumbrances and other restrictions of any sort, together with (ii) any other document, affidavit, instrument, or agreement reasonably requested by the Licensee to consummate the transactions contemplated hereby or to certify the Licensee’s title to the Technology Rights.

3A.5     Notices of Licensee’s Interests. The Licensor irrevocably and unconditionally authorizes the Licensee to file on behalf of the Licensor, at any time and from time to time, such financing statements, statements, notices and other instruments (including copies of this License) as the Licensee may require to better perfect or protect its rights in the Technology Rights under this Section 3A, including any such notices or other filings as may be permitted or required under the Uniform Commercial Code of such jurisdictions as the Agents may determine and any filings the Licensee shall determine to be advisable with the United States Patent and Trademark Office to memorialize and record said rights (and all amendments thereto, if any). The Licensee agrees, however, to enter into reasonable agreements with any banks and other financial institutions to which the Licensor has pledged, or may in the future pledge, the Technology Rights as collateral as may be necessary to subordinate the Licensee’s rights in the Technology Rights to the rights of such banks and financial institutions.

3A.6     Specific Performance. Each Party recognizes that irreparable injury, which could not be adequately compensated by money damages, may result to the other Party if such Party breaches any of the promises it has made in this Section 3A, and that the other Party is relying on those promises. Each Party therefore agrees that in the event of its breach or threatened breach of any of those promises, the other Party shall be entitled to injunctive or other equitable relief restraining such breach or threatened breach, without having to prove (beyond entering this License into evidence) either the fact of irreparable injury or the inadequacy of money damages. Such relief shall be without prejudice to any other remedy to which either Party may be entitled.

4.     Section 11.8(a) of the License is hereby amended by deleting clause (i) thereof, and replacing such clause (i) with the following:

(i)      agrees that any action or proceeding arising from or relating to this Amendment may be brought only in the courts of Iowa or the U.S. District Court located in Des Moines, Iowa,

5.     Except as otherwise amended by this Amendment, all other terms and conditions of the License, as previously amended, shall remain in full force and effect.

6.     This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Iowa, excluding with respect to conflict of laws and each Party irrevocably (i) agrees that any action or proceeding arising from or relating to this Amendment may be brought only in the courts of Iowa or the U.S. District Court located in Des Moines, Iowa, (ii) consents, for itself and in respect of its property, to the jurisdiction of each such court in any such action or proceeding, and (iii) waives any objection to proceeding in such venue, including that the forum is inconvenient.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

M & R Development Inc.	GreenMan Technologies, Inc.
(formerly known as American Power
Group, Inc.)

By: /s/ Rick Kremer	By: /s/ Lyle Jensen

Name: Rick Kremer	Name: Lyle Jensen

Title: President	Title: President

By: /s/ Mike Schiltz

Name: Mike Schiltz

Title: V. President